SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Ascential Software Corporation

(Name of Registrant as Specified In Its Charter)

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Soliciting Material Pursuant to Rule 14a-12

The following is the text of a press release to be issued by Ascential Software Corporation on April 21, 2003:

Ascential Software Corporation’s Board of Directors Proposes
1-for-4 Reverse Stock Split to Realign Share Count
Approximately 58 million shares to be Outstanding

WESTBORO, Mass., April 21, 2003 — Ascential Software Corporation (NASDAQ: ASCL), the enterprise integration leader, today announced that its Board of Directors proposed that shareholders approve a charter amendment to effect a one-for-four reverse stock split that is intended to more appropriately align the Company’s share base with its current operations. This action, subject to shareholder approval at the next annual meeting of shareholders, scheduled to be held on June 17, 2003, would reduce the number of common shares outstanding from approximately 232 million shares to approximately 58 million shares.

“This is the right move for Ascential stakeholders at this time,” said Peter Gyenes, chairman and chief executive officer. “We believe that a smaller share base will highlight Ascential’s future financial results and at the same time position our stock in a price range more attractive to a broader range of institutional investors, ultimately benefiting our loyal investors and employees for their continuing support. We are proud of the progress Ascential has made in its two years as a stand-alone company, and re-aligning our share base is another step toward realizing our objective of long-term shareholder value.”

Through March 31, 2003, the company has repurchased approximately 60.5 million shares of its Common Stock for approximately $217.2 million. At March 31, 2003, there were approximately 231.5 million shares of Common Stock outstanding.

For information on this proposal, see the Ascential’s preliminary proxy statement, which was electronically filed with the Securities and Exchange Commission (SEC) on April 18, 2003 and is available free of charge at www.sec.gov. Ascential intends to file a definitive proxy statement regarding the reverse stock split proposal with the SEC, and it intends to mail a definitive proxy statement to its stockholders regarding the proposal on or about May 5, 2003. Stockholders of Ascential are urged to read the definitive proxy statement when it becomes available because it will contain important information about Ascential and the reverse stock split proposal. Stockholders may obtain a free copy of the definitive proxy statement (when it is available) and all of Ascential’s annual and quarterly reports at the SEC’s web site at www.sec.gov. A free copy of the definitive proxy statement and all of Ascential’s annual and quarterly reports may also be obtained from Ascential by directing a request to Investor Relations at (508) 366-3888. Ascential and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Ascential’s stockholders in favor of the reverse stock split proposal. Information regarding the security ownership and other interests of Ascential’s executive officers and directors are included in the preliminary proxy statement, which has already been filed with the SEC, and will be included in the definitive proxy statement, which will be mailed to stockholders on or about May 5, 2003.

About Ascential

Ascential Software Corporation is the leading provider of enterprise integration solutions to the Global 2000. Customers use the Ascential™ Enterprise Integration Suite and products to turn vast amounts of disparate, unrefined data into reusable information that drives business success. Ascential’s unique comprehensive data integration suite enables customers to easily collect, profile, validate, cleanse, organize, administer and deliver information to realize more value from their enterprise data, reduce costs and increase profitability. Headquartered in Westboro, Mass., Ascential has offices worldwide and supports more than 2,200 customers in such industries as financial services, telecommunications, healthcare, life sciences, manufacturing, consumer goods and retail. More information on Ascential can be found on the Web at www.ascential.com.

© 2003 Ascential Software Corporation. All rights reserved. Ascential is a trademark of Ascential Software Corporation and/or its affiliates and may be registered in the United States and in other jurisdictions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, a reverse stock split and its anticipated benefits and effects. For a detailed discussion of these and other cautionary statements, please refer to the filings made by Ascential with the Securities and Exchange Commission, including, without limitation, the most recent Annual Report on Form 10-K. Ascential disclaims any intent or obligation to update any forward-looking statements made herein to reflect any change in Ascential’s expectations with regard thereto or any change in events, conditions, or circumstances on which such statements are based.

For more information, contact:

Paul LaBelle Ascential Software Corporation (508) 366-3888 x3256 paul.labelle@ascentialsoftware.com	David Roy Ascential Software Corporation (508) 366-3888 x3290 david.roy@ascentialsoftware.com

Darby Johnson Beaupre Public Relations (603) 559-5809 djohnson@beaupre.com	Stephanie Prince/Julie Prozeller FD Morgen-Walke (212) 850-5600 sprince@fdmw.com jprozeller@fdmw.com